Cassidy & Associates
                          1504 R Street, NW
                         Washington DC 20009
                             202/387-5400

                           November 4, 1999

Peggy Fisher, Esq.
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

     Re; Baroque Corporation Registration Statement on Form 10-SB File No.: 000-26407
          Date of Comment Letter: July 20, 1999

Dear Ms. Fisher:

     Enclosed is a copy of Amendment No. 1 to the Registration
Statement on Form10-SB (the "Registration Statement") of Baroque
Corporation (the "Company"). This is a copy of the filing submitted electronically pursuant to Regulation S-T.

     We have simultaneously delivered a courtesy copiy of this transmittal letter and a marked copy of the Registration Statement to Tom Jones.

     The following responses address the comments of the reviewing staff of the Commission as set forth in a comment letter dated July 20, 1999 (the "Comment Letter"). The comments in the Comment Letter are sequentially numbered and the answers set forth herein refer to each of the comments by number and by citing the location of each response thereto in the Registration Statement. A copy of the Comment Letter has been attached to the delivered courtesy copy.

     The amendment also contains certain revisions and edits in addition to those made in response to the letter of comment. These reflect comments of other examiners on several substantially identical filings.

     The page numbers referenced in this letter relate to the information set forth in the hard copy version marked to show changes of the Registration Statement as delivered by courtesy copy and may not directly correspond to the unmarked or Edgar versions thereof.

General

     1. The requested disclosure has been reviewed and clarifying language has been added and appears on page 4 of the registration statement.

Possible Reliance Upon Unaudited Financial Statements

     2. The requested disclosure has been clarified and appears on pages 6 and 9 of the registration statement.

Plan of Operation

     3. The company has entered into an agreement with TPG Capital Corporation to locate a suitable target company. Any payments of referral fees will be made only by TPG Capital Corporation and no such fees will be paid until effectiveness of a business combination. We believe referral fees paid by TPG Capital
Corporation in regard to locating target companies for other blank check companies are unique to those transactions and do not relate to the Company.

     4.   James M. Cassidy owns 10,000 shares of the non-voting
Class A shares of TPG Capital Corporation, of which 480,000 shares are outstanding, and owns or controls 4,000 shares of the Class B voting shares of which 7,000 shares are outstanding. James M. Cassidy is currently the only employee of TPG Capital Corporation.

     5. The agreement with TPG Capital Corporation was oral and has been reduced to writing which is filed in this amendment.

     6. Disclosure has been added on page 17 of the registration statement to clarify the estimated number of hours to be spent on business of the Company by Mr. Cassidy.

     7. Disclosure has been added on page13 of the registration statement to clarify the selection of blank check companies.

Previous and Current Blank Check Companies

     8.  The footnotes to the table clarify if Mr. Cassidy presently
holds a stock position with the named corporation.   The table has
been updated and appears beginning on page 13 of the registration statement. Disclosure regarding efforts to locate a target company has been added on pages 7 and 10 of the registration statement.

     In regard to previous blank check companies, Mr.
Cassidy contributed his time but did not receive compensation. One or more affiliates of Mr. Cassidy is or was a shareholder in each of the previous blank check companies. The imputed value of the services of Mr. Cassidy and the capital contribution of affiliates is reflected in the Company's financial statements.

Conflicts of Interest

     9. Disclosure regarding conflicts of interest has been clarified and appears beginning on page 4 of the registration statement.

Description of Securities

     10. The requested disclosure has been added and appears on page 3 of the registration statement.

Trading of Securities in Secondary Market

     11. The requested disclosure has been added and appears on page 20 of the registration statement.

     12. The requested disclosure has been added and appears on page 20 of the registration statement.

                                   Sincerely,


                                   Lee W. Cassidy